Exhibit 16.1

May 31, 2022

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street N.E.
Washington, D.C. 20549

Re: GBT Technologies, Inc.

File Ref. No. 000-54530

We have read the statements made by GBT Technologies Inc., which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8- K, as part of GBT Technologies, Inc. Form 8-K report dated May 31, 2022. We agree with such statements as they pertain to our Firm in such Form 8- K.

We have no basis to agree or disagree with any other statements of the Company contained in Item 4.01.

Sincerely,

BF Borgers CPA PC